Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 1st day of April, 2013 (the “Effective Date”), between Chesapeake Television, Inc., a Maryland corporation (“Chesapeake”), and Steven J. Pruett (“Employee”).

R E C I T A L S

A.            Chesapeake and other related entities, including but not limited to, Chesapeake’s parent company and sole shareholder, Sinclair Television Group, Inc., a Maryland corporation (“STG”), and STG’s direct and indirect wholly-owned subsidiaries, desires to own or operate television broadcast stations in the United States and to invest in and/or manage television industry related and non-industry related businesses.

B.            Chesapeake is in the process of identifying potential acquisition candidates and in conjunction therewith is currently under contract with Barrington Broadcast Group, LLC (“Barrington”) and Cox Communications, Inc. (“Cox”) (Barrington and Cox are sometimes referred to in this Agreement as the “Potential Acquisitions”) and wants to establish its own acquisition, financing, and management team with regard thereto.

C.            Employee has extensive experience in the television industry, as well as in management sales and financing and is desirous of becoming Chief Operating Officer (the “COO”) of Chesapeake.

D.            Chesapeake has identified the Employee as the person it wishes to run its operations, and Employee has expressed his desire to run the business operations for Chesapeake.

D.            In an effort to induce the Employee to become its COO, Chesapeake has agreed that, upon the execution of this Agreement, the Employee (i) will receive a one-time signing bonus of Fifty Thousand Dollars and no cents ($50,000.00) (the “Signing Bonus”) and (ii) shall be included in an unfunded incentive bonus plan described in Section 8 of this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.             Duties.

1.1.         Duties Upon Employment.   Upon the terms and subject to the other provisions of this Agreement, Employee shall be employed by Chesapeake as its Chief Operating Officer (the “COO”) and in such capacity, Employee will:

(a)           report (i) generally to the Board of Directors of Chesapeake (the “Chesapeake Board”) and the Board of Directors of STG (the “STG Board”) (the Chesapeake Board and the STG Board and sometimes collectively referred to in this Agreement as the “Boards”): and (ii) directly to David D. Smith (“Smith”), the Chairman of both Boards and the and President of both STG and Chesapeake and/or to David B. Amy (“Amy”), the Executive

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Vice President of both Chesapeake and STG or the successors of Smith and Amy;

(b)           have such responsibilities and perform such duties as may from time to time be established by the Boards or by Smith and/or Amy or their successors.

1.2.         Full-Time Employment.    The Employee agrees to devote Employee’s full working time, attention, and best efforts exclusively to the business of Chesapeake and its direct and indirect subsidiaries.

1.3.         Location.   During the Employment Term, Employee’s principal place of business and from where he shall be primarily based will be the location of Chesapeake’s home office in the Baltimore, Maryland Metropolitan Area, or such other location that the Employee and Smith and/or Amy mutual agree that will be advantageous and beneficial to Chesapeake and/or as may from time to time be designated or approved by the Chesapeake Board and the Employee.  The parties acknowledge and agree that the nature of Employee’s duties hereunder shall, in any event, require substantial travel from time to time consistent with his employment with Chesapeake or as may be from time to time reasonably directed by the Smith, Amy, and/or the Chesapeake Board.  In all such instances (and consistent with Chesapeake’s policies form time-to-time in affect), Chesapeake shall pay all reasonable and customary moving expenses incurred by the Employee in the event the employee is required to move from the Chesapeake’s home office in the Baltimore, Maryland Metropolitan Area.

2.             Term.

2.1.         Term.     The term of Employee’s employment under this Agreement (the “Employment Term”) shall begin on the Effective Date and continue until employment is terminated in accordance with Section 4 of this Agreement.

2.2.         At Will Employment.  Notwithstanding anything else in this Agreement to the contrary, including, without limitation, the provisions of Section 2.1, Section 3, or Section 4 of this Agreement, Chesapeake’s employment of Employee is not for a specified period of time, and Chesapeake or Employee may terminate the employment of Employee with or without Cause (as defined in Section 4.1(c) of this Agreement) at any time for any reason.  There is not as of the Effective Date, nor will there be in the future, unless by a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

3.             Compensation and Benefits.

3.1.         Compensation.    Subject to the terms of this Agreement, Chesapeake shall compensate Employee in the form of salary and bonus compensation.  The Signing Bonus has been paid simultaneously at the execution of this Agreement.  The Employee’s initial annual salary is Six Hundred Fifty Thousand Dollars and No Cents ($650,000.00) (the “Base Salary”), which shall be paid to Employee consistent with Chesapeake’s policies in effect from time to time.  During each calendar year, any increases to the Base Salary shall be determined by the Compensation Committee of the Chesapeake Board (the “Compensation Committee”).  In addition, the Employee shall have the right to earn an annual performance bonus (the “Performance Bonus”)

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as determined by the Compensation Committee in its absolute and complete discretion.  Any such Performance Bonus shall be determined and payable after the Compensation Committee has had the opportunity to review any financial, ratings, and/or other information that it determines is necessary, appropriate, or relevant for or to such determination.  Any changes to the Base Salary and/or Performance Bonus may be made without in any manner altering the terms of this Agreement.  Any deferred portion of Employee’s total compensation will be controlled by the terms of this Agreement, as may be amended from time to time only by subsequent written agreement(s) that are executed in accordance with this Agreement and in particular Sections 9.8 and 9.14 hereof.

3.2.         Vacation.   During each calendar year during the Employment Term, Employee shall be entitled to paid vacation leave in an amount equal to one (1) week plus the amount otherwise available to similarly situated Chesapeake employees in accordance with such policies in effect from time to time at Chesapeake.

3.3.         Health Insurance and Other Benefits.   During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by STG to its senior executives generally, and Employee shall be eligible to participate in other employee benefits plans that may from time to time be provided by STG to its senior executives generally.

3.4.         Tax Issues.   To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee, and Employee will keep such records regarding uses of these benefits as Chesapeake reasonably requires and will furnish Chesapeake all such information as may be reasonably requested by it with respect to such benefits.

3.5.         Expenses.   Chesapeake will pay or reimburse Employee (i) all moving expenses in accordance with Chesapeake’s policies with regard thereto in effect from time to time, and (ii) the reasonable pre-approved interim lodging expenses of the Employee and his spouse pending the establishment by Chesapeake of its permanent headquarters.  Chesapeake shall also reimburse Employee for reasonable travel expenses that are reasonably necessary or appropriate for a business purpose.  Any question as to whether any such travel expense is subject to reimbursement shall be determined by Smith and/or Amy and /or the Chesapeake Board, as the case may be.  Employee shall also be reimbursed for all other reasonable business expenses incurred by Employee during the Employment Term on behalf of Chesapeake in accordance with corporate policies established from time to time by Chesapeake.  Without limiting the generality of the foregoing, any expense reimbursement pursuant to this Section 3.5 shall be subject to Employee supplying to Chesapeake itemized accounts or receipts in accordance with Chesapeake’s procedures and policies with respect to reimbursement of expenses in effect from time to time.  Each of Chesapeake’s policies with regard to the reimbursement of any expenses shall be substantially comparable to the similar policy of STG.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Internal Revenue Code (the “Code”), including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of Term of this Agreement; (ii) the amount of expenses eligible for

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reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.             Employment Termination.

4.1.         Termination Events.

(a)           The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement that are continuing and will survive the end of the Employment Term, as specified in Section 9.10 of this Agreement) on the earliest to occur of the following events (each a “Termination Date”):

(1)           the death of Employee;

(2)           the termination of Employee’s employment as a result of Employee’s Disability (as defined in Section 4.1(b) of this Agreement) of Employee;

(3)           the termination of Employee’s employment by Employee without Good Reason (as defined in Section 4.1(d) of this Agreement);

(4)           the termination of Employee’s employment by Chesapeake for Cause (as defined in Section 4.1(c) of this Agreement);

(5)           the termination of Employee’s employment by Chesapeake without Cause; or

(6)           the termination of Employee’s employment by Employee for Good Reason within three (3) months of the inception of the event (or the last in any series of events) giving rise to the Good Reason; provided, however, the Employee has first given the Employer written notice of the Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it.

(b)           Except as is provided in the last sentence of this Section 4.1(b), for the purposes of this Agreement, “Disability” means Employee’s inability, whether mental or physical, to perform the normal duties of Employee’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day.  If Chesapeake and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by Chesapeake and designated by Chesapeake, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.  Notwithstanding anything in this Section 4.1(b) or in this Agreement to the contrary, to the extent necessary to prevent a violation of section 409A of the

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Code (and any guidance issued thereunder), “Disability” means a medically determinable physical or mental impairment which qualifies Employee for total disability benefits under the federal Social Security Act and/or which, in the opinion of the Chesapeake (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least twelve (12) months, and (ii) will prevent Employee from performing any substantial gainful activity.

(c)           For the purposes of this Agreement, “Cause” means any of the following:  (i) the wrongful appropriation for Employee’s own use or benefit of property or money entrusted to Employee by Chesapeake or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a crime involving moral turpitude, (iii) Employee’s continued willful disregard of Employee’s duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee’s continued violation of Chesapeake policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Employee which is reasonably likely (in the opinion of Chesapeake’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by Chesapeake or STG or programmed, directly or indirectly, by STG; or (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the Smith, Amy, and/or the Chesapeake Board after written notice of such insubordination or the failure to follow such reasonable directives.  Upon a termination for Cause, all of Employee’s duties as described in Section 1 of this Agreement shall terminate.

(d)           For purposes of this Agreement, “Good Reason” means any of the following: (i) a more than ten percent (10.0%) reduction in Employee’s compensation (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of Chesapeake and/or STG), (ii) a material reduction in the duties and responsibilities of Employee or (iii) if Employee is no longer Chesapeake’s COO or equivalent or no longer reports to Smith and Amy (or their successors) and the Chesapeake Board.

4.2.         Termination Payments.

(a)           If Employee’s employment is terminated pursuant to Section 4.1(a)(1) (i.e., upon his death), Chesapeake shall pay to the person or persons designated by Employee pursuant to Section 9.19 (or, if no such written designation has been made, Employee’s estate), all of the following:

1.             within thirty (30) days after the Termination Date the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.             within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Chesapeake and consistent with Section 3 of this

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Agreement); and

3.             if payment of the Special Incentive Bonus (as defined in Section 8.1 of this Agreement) has not occurred prior to the Termination Date, a payment equal to any applicable Special Incentive Bonus calculated and payable in accordance with Section 8 of this Agreement as of the date of the Termination Date.

(b)           If Employee’s employment is terminated pursuant to Section 4.1(a)(2) of this Agreement (i.e., upon his Disability), Chesapeake shall pay all of the following:

1.             within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.             within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Chesapeake and consistent with Section 3 of this Agreement); and

3.             if payment of the Special Incentive Bonus (as defined in Section 8.1 of this Agreement) has not occurred prior to the Termination Date, a payment equal to any applicable Special Incentive Bonus calculated and payable in accordance with Section 8 of this Agreement as of the date of the Termination Date.

(c)           If Employee’s employment is terminated pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason), Chesapeake shall pay to the Employee the following:

1.             within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date;

2.             within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Chesapeake and consistent with Section 3 of this Agreement; and

3.             any Special Incentive Bonus for which, on or prior to such Termination Date, Employee has satisfied all of the conditions for receipt thereof under Section 8 of this Agreement (i.e., the date of Employee’s termination is after the Earned Bonus Date specified in Section 8.1 of this Agreement, but before payment of the Special Incentive Bonus) with the Special Incentive Bonus payable in accordance with Section 8 of this Agreement based on the Earned Bonus Date.

(d)               If Employee’s employment is terminated pursuant to Section 4.1(a)(4) of this Agreement (i.e., by Chesapeake for Cause), Chesapeake shall pay to Employee:

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1.             within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date;

2.             within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Chesapeake and consistent with Section 3 of this Agreement); and

3.             any Special Incentive Bonus for which, on or prior to such Termination Date, Employee has satisfied all of the conditions for receipt thereof under Section 8 of this Agreement (i.e., the date of Employee’s termination is after the Earned Bonus Date specified in Section 8.1 of this Agreement, but before payment of the Special Incentive Bonus), which amount payable under this Section 4.2(d)(3) shall never exceed an amount equal to the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement had the Employment Term ended on the last day of the month in which the Termination Date occurs and which amount is payable in accordance with Section 8 of this Agreement.

(e)           If Employee’s employment is terminated pursuant to Section 4.1(a)(5) of this Agreement (i.e., by Chesapeake without Cause) or pursuant to Section 4.1(a)(6) of this Agreement (i.e., by Employee for Good Reason), Chesapeake shall pay Employee all of the following:

1.             within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement had the Employment Term ended on the last day of the month in which the Termination Date occurs plus one (1) additional month’s Base Salary;

2.             within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Chesapeake and consistent with Section 3 of this Agreement);

3.             within thirty (30) days after the Termination Date, the sum of Employee’s annual Base Salary (as in effect at the Termination Date or, if higher at any time within the ninety (90) days preceding such Termination Date, such higher Base Salary) and the average of any Performance Bonus paid to Employee for two (2) calendar years immediately preceding the Termination Date (or, if the Termination Date occurs prior to 2015, the bonus, if any, paid for 2013 services) (such sum hereafter called the “Annual Cash Compensation”); and

4.             any Special Incentive Bonus for which, on or prior to such Termination Date, Employee has satisfied all of the conditions for receipt thereof under Section 8 of this Agreement (i.e., the date of Employee’s termination is after the Earned Bonus Date specified in Section 8.1 of this Agreement, but before payment of the Special Incentive Bonus) less any payment made in accordance with Section 4.2(e)(3) ), and with any Special Incentive Bonus payable in accordance with Section 8 of this Agreement.

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5.             Confidentiality and Non-Competition.

5.1.         Confidential Information.

(a)           During Employee’s employment hereunder (and at all times thereafter), Employee shall:

(1)           keep all “Confidential Information” (as defined in Section 5.1(b) of this Agreement) in trust for the use and benefit of (i) Chesapeake and STG and their direct and indirect parents and subsidiaries now existing or existing in the future, and (ii) all broadcast stations owned, operated, or programmed directly or indirectly by STG, Chesapeake, or their direct or indirect parents and subsidiaries (collectively, the Chesapeake Entities”);

(2)           not, except as (i) required by Employee’s duties under this Agreement, (ii) authorized by Smith, Amy, and/or the Chesapeake Board, or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to Chesapeake of such requirement), at any time during or after the termination of Employee’s employment with Chesapeake, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

(3)           take all reasonable steps necessary, or reasonably requested by any of the Chesapeake Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the Chesapeake Entities; and

(4)           upon termination of Employee’s employment or at any other time any of the Chesapeake Entities in writing so request, promptly deliver to such Chesapeake Entity all materials constituting Confidential Information relating to such Chesapeake Entity (including all copies) that are in Employee’s possession or under Employee’s control.  If requested by any of the Chesapeake Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)           For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to STG or any of the Chesapeake Entities (or any of such companies’ respective parents, subsidiaries, or affiliates) that is not generally available to the public.  Confidential Information includes all information developed by or for STG or any of the Chesapeake Entities (by the Employee or otherwise) concerning marketing used by any of the Chesapeake Entities, suppliers, or customers (including advertisers) with which any of the Chesapeake Entities has dealt prior to the Termination Date, plans. Analyses or reports for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the Chesapeake Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

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5.2.         Non-Competition/Non-Hire/Non-Solicitation.

(a)           If Employee receives any Special Incentive Bonus under Section 8 of this Agreement, or if Employee’s employment is terminated (i) pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason) or (ii) pursuant to Section 4.1(a)(4) of this Agreement (i.e., for Cause), Employee shall not, for a period of eighteen (18) months after termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television broadcast station, any subscription broadcast service, cable television system operator, cable interconnect, cable television channel or similar enterprise within any Designated Market Area (as defined in Section 5.2 (f) of this Agreement) in which STG or any of the Chesapeake Entities owns, operates, programs, or supplies substantially all of the program services to a broadcast station immediately prior to such termination.  As used herein, “participate” means lending one’s name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, members, partner, officer, director, employee, consultant, or otherwise.

(b)           While employed by Chesapeake or any of the Chesapeake Entities, and for twelve (12) months thereafter, if Employee’s employment is terminated pursuant to Sections 4.1(a)(5) or (6), or for eighteen (18) months thereafter (if Employee’s employment is terminated pursuant to any other provision of Section 4.1(a) other than Section 4.1(a)(1)), Employee will not directly or indirectly:

(1)           hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of STG’s parent, Sinclair Broadcast Group, Inc. (“SBG”), STG or any of the Chesapeake Entities or any person who was an employee of any of such companies (or of their respective parents, subsidiaries, or affiliates) within the prior twelve (12) months period; or

(2)           solicit, in competition with SBG, STG, or any of the Chesapeake Entities, the business of any customer of SBG, STG or any of the Chesapeake Entities (or any of such companies’ respective parents, subsidiaries, or affiliates) or any entity whose business SBG, STG or any of the Chesapeake Entities (or any of such companies’ respective parents, subsidiaries, or affiliates) actively solicited during the twelve (12) months period prior to Employee’s termination.  For purposes of the immediately preceding sentence, “actively solicited” means that Chesapeake expended time and expense in seeking to obtain the business of such prospective customer, and shall not include any general solicitation or any contact that did not result in any follow-on discussions regarding a specific customer relationship.

(c)           Notwithstanding anything else contained in this Section 5.2, (i) Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation, and (ii) after the Employment Term only, Employee shall not be prohibited from participating with any entity whose EBITDA from the sale, utilization, or development of digital television spectrum, when combined with the earnings derived from the operation of television stations, is twenty-five percent (25%) or less of such entity’s total EBITDA; provided, however, Employee’s participation with such entity shall not directly or indirectly be with (A) any

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television division, affiliate, or subsidiary of any such entity or (B) any other division, subsidiary, or affiliate of any such entity involved in the sale, utilization, or development of the digital television spectrum owned or controlled by such entity.

(d)           In the event that (i) Chesapeake places all or substantially all of its television broadcast stations up for sale within eighteen (18) months after termination of Employee’s employment hereunder, or (ii) Employee’s employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement.  Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2  that extend beyond eighteen (18) months from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) of this Agreement.

(e)           The eighteen (18) month time period referred to in this Section 5.2 of this Agreement shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that Employee shall be restricted from engaging in the conduct referred to in Section 5.2 of this Agreement for a full eighteen (18) months.

(f)            For purposes of this Section 5.2, Designated Market Area shall mean the designated market area (“DMA”) as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3.         Acknowledgment.   Employee acknowledges and agrees that the covenants and obligations set forth in Sections 5 and 6 of this Agreement) are collectively a condition of Employee being employed by Chesapeake, Employee having access to Confidential Information, being eligible to receive the compensation and other benefits set forth in this Agreement, Employee’s advancement at Chesapeake/STG, and Employee being eligible to receive other special benefits at Chesapeake/STG; and further, that this Agreement is entered into, and is reasonably necessary, to protect the Chesapeake Entities’ investment in Employee’s training and development, and to protect the goodwill, trade secrets, business practices, and other business interests of the Chesapeake Entities.

6.             Remedies.

6.1.         Injunctive Relief.   The covenants and obligations contained in Section 5 of this Agreement relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section will cause irreparable injury to the Chesapeake Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Chesapeake Entities will be entitled to an injunction, a restraining order, or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened

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violation of any of such terms by Employee and such other persons as the court orders.  The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5 of this Agreement.  The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

6.2.         Cumulative Rights and Remedies.  The rights and remedies provided by Section 5 of this Agreement are cumulative and are in addition to any other rights and remedies any of the Chesapeake Entities may have at law or equity.

7.             Absence of Restrictions.    Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with Chesapeake in accordance with the terms and conditions of this Agreement.

8.             Special Incentive Bonus.

8.1.         Achievement of Incentive Criteria. Provided that Employee is continuously employed by Chesapeake from the Effective Date through the earliest of (a) December 31, 2018 (the “Incentive Effective Date”), or (b) the “Change in Control Date” defined in Section 8.4 of this Agreement or (c) the termination of this Agreement pursuant to Agreement Sections 4.1(a)(1) (the Death of the Employee), 4.1(a)(2) (the Disability of the Employee), 4.1(a)(5) (the termination of Employee by Chesapeake without Cause), or 4.1(a)(6) (the termination of employment by Employee for Good Reason) or (d) an initial Public Offering of Chesapeake stock (an “IPO”), then Employee shall be entitled to a payment of a bonus (the “Special Incentive Bonus”) in the manner provided in Section 8.3 of this Agreement.  Subject to the limitations contained in Section 4.2(b)(3) and Section 4.2 (e)(4), the amount of Special Incentive Bonus shall be: (i) a fixed percent (the “Fixed Percent”) of the increase in the Chesapeake’s enterprise value (the “Enterprise Value”) as of a Change of Control Date or an IPO above the Enterprise Value of Chesapeake on the Effective Date (as subsequently adjusted for acquisitions and sales and transfers of stations by and between any Chesapeake and any STG entity), not to exceed Fifteen Million Dollars and no cents ($15,000,000.00); and (ii) in all other applicable instances (except for a Change of Control or an IPO), eighty percent (80%) of the Fixed Percent of the increase in Chesapeake’s Enterprise Value above the Enterprise Value of Chesapeake as of the Effective Date (as subsequently adjusted for acquisitions of station to be managed by Chesapeake sales of stations managed by Chesapeake, transfers of the management of stations from Chesapeake to STG, and transfers of the management of stations from STG to Chesapeake), not to exceed Fifteen Million Dollars and no cents ($15,000,000.00).  The applicable dates described in (a) through (c) above are sometimes generically referred to in this Agreement as an “Earned Bonus Date”).

(a)           The Earned Bonus Date Enterprise Value of Chesapeake shall be calculated as follows in all cases, except in the case of an IPO:

(1)           the pro forma amount of Chesapeake’s previous two (2)

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years (or such lesser period of time as provided in Section 8.2) average annual EBITDA (as “EBITDA” as defined in Section 8.2 of this Agreement) (the “Two Year Average Trailing EBITDA”), multiplied times

(2)           7.7 (the “Agreed Multiple”).

(b)           The Earned Bonus Date Enterprise Value of Chesapeake shall be calculated as follows in the event of an IPO:

(1)           The average per share trading price of the Chesapeake capital stock (as reported on any applicable public stock exchange) sold at the IPO over the fourteen (14) trading days immediately following the IPO; times

(2)           The total number of issued and outstanding shares of Chesapeake’s capital stock on a fully diluted basis.

(c)           For the purposes of the calculation of the Special Incentive Bonus, the parties hereby agree that:

(1)           Based upon the a closing on the acquisitions of Barrington and Cox, Chesapeake’s Effective Date Enterprise Value (the “Effective Date Enterprise Value”) is Seven Hundred Ten Million Dollars and no cents ($710,000,000.00), which amount shall increase with every subsequent acquisition of a television station or stations that are to be owned or managed by Chesapeake in an amount equal to the aggregate acquisition price (including costs incurred) for each such acquisition; and

(2)           The Fixed Percent shall be one and half percent (1.5%) as of the Effective Date and shall increase as follows over the immediately following four (4) years until it reaches a maximum of six percent (6%):

(i)            One and one half percent (1.5%) beginning on the Effective Date and continuing for the next (24) twenty-four consecutive months thereafter;

(ii)           Three percent (3%) beginning on the twenty fourth (24th) month following the Effective Date and continuing for the next (12) twelve consecutive months thereafter;

(iii)          Four and one half percent (4.5%) beginning on the thirty-sixth (36th) month following the Effective Date and continuing for the next (12) twelve consecutive months thereafter; and

(iv)          Six percent (6%) beginning on the forty-eighth (48th) month following the Effective Date and continuing thereafter.

(3)           The following is an example of the intended calculation of the Special Incentive Bonus as of a hypothetical Earned Bonus Date, which is not occasioned by and

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IPO, occurring after forty-eight (48) months from the Effective Date:

(i)            $116.0mm (which is the hypothetical Two Year Average Trailing EBITDA); multiplied times

(ii)           7.7 (the Agreed Multiple); equals

(iii)          a new Enterprise Value of $893.2mm; minus

(iv)          $800.0mm (the Effective Date Adjusted Enterprise Value assuming $90.0mm of new acquisitions in addition to the Barrington and Cox acquisitions); equals

(v)           $93.2mm (i.e., the increase of the Earned Bonus Date Enterprise Value above the Effective Date Enterprise Value); multiplied times

(vi)          a hypothetical Earned Bonus Date Fixed Percent of six percent (6%); equals

(vii)         a Change of Control Incentive Bonus of $5,592,000; and

(viii)        in all other instances (and not occasioned by Change of Control or an IPO), an Incentive Bonus equal to eighty percent (80%) of the Change of Control Incentive Bonus or $4,473,600.

No amount of Special Incentive Bonus shall be payable until a compensation committee of two or more outside directors (within the meaning of Section 162(m)(4)(C) of the Code) of Sinclair Broadcast Group, Inc., certifies in writing the performance which has been achieved and the amount of bonus payable.  Furthermore, no payment of a Special Incentive Bonus may be made which exceeds that amount payable based on the performance achieved under the rules of this Section 8

8.2.         Definition of EBITDA.      For the purposes of this Agreement and the payment of the Special Incentive Bonus, EBITDA for each year during the previous two (2) year period preceding the Earned Bonus Date under Section 8.1(a)(1) is defined as follows: the operating income of and discrete to Chesapeake and those television station owned and/or managed by Chesapeake for the trailing twelve (12) full calendar months ending on or prior to the Earned Bonus Date for each year during the previous two (2) year period preceding the Earned Bonus Date under Section 8.1(a)(1) before any deductions (during the same twelve (12) month periods) for (i) depreciation, (ii) amortization, (iii) impairment charges (iv) any expense for the payment of the Special Incentive Bonus, and (v) any severance payments and reduced by (during the same twelve (12) month periods) (a) film payments made by Chesapeake for itself and all stations owned and/or managed by Chesapeake, and (b) any increase in “net retransmission fees” (i.e., retransmission fees received less amounts paid to networks and others in any manner relating thereto) that are in excess of the amount of net retransmission fees attributable the Potential Acquisitions on the date that Chesapeake closes on such Potential Acquisitions. In the event that the period from the Effective Date to the Earned Bonus Date is less than two years, to determine the average annual EBITDA for

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purposes of Two Year Trailing Average EBITDA, the total amount of EBITDA as provided under this Section 8.2 over such shorter period shall be divided by the number of full and fractional months in such shorter period and then multiplied by twelve (12).

8.3.         Manner of Payment.   Any Special Incentive Bonus that is payable under this Section 8 shall be paid in a single lump sum payment as soon as is administratively practical (as determined in the sole and absolute discretion of Chesapeake), but in no event later than the earlier of (i) ninety (90) days following the applicable Earned Bonus Date and (ii) March 10 of the calendar year following the year in which the Earned Bonus Date occurs.  Notwithstanding the immediately preceding sentence, if (a) the Special Incentive Bonus is determined by Chesapeake to be a payment of deferred compensation that is subject to section 409A of the Code and the regulations promulgated thereunder, and (b) any payment of such Special Incentive Bonus would payable and due to Employee upon Employee’s “separation from service” as determined by Chesapeake in accordance with sections 409A(a)(2)(A)(i) and 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, and (iii) Employee is a “specified employee” as determined by Chesapeake in accordance with section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, then the payment of the Special Incentive Bonus shall be made in accordance with Section 9.14 of this Agreement.  Any such Special Incentive Bonus shall be paid to Employee, or if he is deceased, to the person or persons designated by Employee pursuant to Section 9.19 of this Agreement (or, if no such written designation has been made, Employee’s estate).

8.4.         Entitlement to Special Incentive Bonus upon a Change in Control.

(a)           The “Change in Control Date” shall be the date of receipt by Chesapeake or its stockholders of the consideration related to a Change in Control, as defined in Section 8.4(b) below.

(b)           “Change in Control” means and includes each and all of the following occurrences:

(i)            A closing on any merger or consolidation of Chesapeake with any other corporation that has been approved by the stockholders of Chesapeake, other than a merger or consolidation which would result in the voting securities of Chesapeake outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) fifty percent (50%) or more of the total voting power represented by the voting securities of such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or a closing under any plan of complete liquidation of Chesapeake or an agreement for the sale or disposition by Chesapeake of all or substantially all of Chesapeake’s entities or assets that has been approved by the stockholders of Chesapeake; or

(ii)           The acquisition by any Person as Beneficial Owner (as defined in Section 8.4 (d) below), directly or indirectly, of securities of Chesapeake representing more than fifty percent (50%) of the total voting power represented by Chesapeake’s then outstanding voting securities.

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(c)           Any other provision of this Section 8 notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of Chesapeake:

(i)            Any transaction, the sole purpose of which is to change the state of incorporation of Chesapeake or STG; or

(ii)           A transaction, the result of which is to sell all or substantially all of the assets of Chesapeake or STG to another corporation (the “Surviving Corporation”); provided that the Surviving Corporation is owned or controlled, directly or indirectly, by those stockholders of Chesapeake who owned or controlled fifty percent (50%) or more of the voting securities of Chesapeake immediately preceding such transaction; and provided, further, that the Surviving Corporation expressly assumes this Agreement.

(d)           For purposes of this Section 8.4, the term “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)           For purposes of this Section 8.4, the term “Person” has the meaning ascribed to such term in section 3(a)(9) of the Exchange Act and as used in sections 13(d) and 14(d) thereof, including a group as defined in section 13(d) of the Exchange Act but excluding SBG and any subsidiary and any employee benefit plan sponsored or maintained by SBG or any subsidiary (including any trustee of such plan acting as Trustee).

8.5.         Waiver of Other Payments upon Payment of Special Incentive Bonus.

Any payment of the Special Incentive Bonus that is described in this Section 8 will be in lieu of any termination or severance payments required by any policy of Chesapeake, or, to the fullest extent permissible thereunder, applicable law (including unemployment compensation).

9.             Miscellaneous.

9.1.         Attorneys’ Fees.  In any action, litigation, or proceeding (collectively, “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party’s costs and expenses, including reasonable attorneys’ fees.  Subject to Chesapeake’s receipt of an itemized statement of account from the attorney for the Employee, Chesapeake shall pay Employee’s attorney directly or, if such attorney has already been paid by the Employee, shall reimburse Employee for Employee’s attorney’s fees incurred in the negotiation of this Agreement, up to a maximum of Twenty-Five Thousand Dollars and no cents ($25,000.00).

9.2.         Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

9.3.         Notices. All notices and other communications hereunder shall be in

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writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to Chesapeake to:	Chesapeake Television, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
	Attn:	David D. Smith and David B. Amy

With a copy to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

And a copy to:	Barry Faber, Esq.
General Counsel
Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030

If to Employee to:	Steven J. Pruett
At Employee’s address as listed
from time to time, in the
personnel records of
Chesapeake (or any affiliate thereof)

With a copy to:	Lawrence K. Cagney, Esq.
Debevoise & Plimpton, LLP
919 Third Avenue
New York, New York 10022

or to such other address as will be furnished in writing by any party in accordance with this Section 9.3.  Any such notice or communication will be deemed to have been given as of the date so mailed.

9.4.         Assignment.   Chesapeake may not assign, transfer, or delegate Chesapeake’s rights or obligations under this Agreement and any attempt to do so is void; provided, Chesapeake may assign this Agreement to any subsidiary of Chesapeake or any parent of Chesapeake; provided such assignment shall not relieve Chesapeake of its obligations hereunder, and Employee hereby consents and agrees to be bound by any such assignment by Chesapeake.  Employee may not assign, transfer, or delegate Employee’s rights or obligations under this Agreement and any attempt to do so is void.  This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee.  No other third parties, other than Chesapeake Entities, shall have, or

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are intended to have, any rights under this Agreement.

9.5.         Counterparts.  This Agreement may be signed in one or more counterparts.

9.6.         Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

9.7.         Severability.   If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision.  Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

9.8.         Entire Agreement.   This Agreement constitutes the entire agreement of Employee and Chesapeake regarding Employee’s employment by Chesapeake.  This Agreement amends, supersedes, and replaces all prior agreements and understandings, written or verbal, formal or informal, among the parties with respect to the employment of Employee by Chesapeake, including the subject matter of this Agreement.  This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.  Notwithstanding anything herein to the contrary, this Agreement is not intended to supersede, amend, replace or in any way effect any Restricted Stock Award Agreement between Chesapeake and Employee, all of which agreements shall remain in full force and effect without modification thereto.

9.9.         Interpretation.     This Agreement is being entered into among competent and experienced businessmen (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

9.10.       Continuing Obligations.   The provisions contained in the following Sections of this Agreement will continue and survive the termination of Employee’s employment under this Agreement: Sections 4.2, 5, 6, 8 and 9.

9.11.       Taxes.    Chesapeake shall withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

9.12.       Waiver of Jury Trial.  STG, CHESAPEAKE, AND EMPLOYEE DO

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HEREBY JOINTLY AND SEVERALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BOTH ARE PARTIES ARISING OUT OF, OR IN ANY MANNER PERTAINING TO, THIS AGREEMENT.  IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF THE RIGHT TO TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS.  THIS WAIVER IS KNOWINGLY, VOLUNTARILY, AND WILLINGLY MADE BY EMPLOYEE AND CHESAPEAKE, AND EACH REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACTS OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. STILL FURTHER, EMPLOYEE AND CHESAPEAKE EACH REPRESENTS TO THE OTHER THAT EACH HAS BEEN REPRESENTED BY COUNSEL SELECTED BY SUCH PARTY TO REVIEW OR PREPARE THIS AGREEMENT OR, IF NOT REPRESENTED, THAT SUCH PARTY HAS BEEN ADVISED, AND HAS HAD THE OPPORTUNITY, TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL TO REVIEW THIS AGREEMENT PRIOR TO SIGNING THIS AGREEMENT.

9.13.       Exclusion from ERISA and Retirement and Fringe Benefit Computation.  Employee and Chesapeake do hereby jointly and severally acknowledge and agree that this Agreement shall not be regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3); provided, however, that if this Agreement is ever regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3), Employee and Chesapeake acknowledge and agree that this Agreement shall be regarded as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under 29 U.S.C. § 1051(2).  Unless specifically provided otherwise pursuant to a separate plan or agreement, any payment of the Special Incentive Bonus under this Agreement shall not be taken into account as “wages,” “salary” or “compensation” in determining eligibility or benefits under (i) any pension, retirement, profit sharing or other qualified or nonqualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan, including, but not limited to, group life insurance and disability, or (iii) any form of extraordinary pay, including, but not limited to, bonuses, sick pay, and vacation pay.

9.14.       Section 409A Compliance.  This Agreement may not be amended in any way that results in a violation of section 409A of the Code or any regulatory or other guidance issued by the Internal Revenue Service thereunder.  In particular, except to the extent permitted by regulatory or other guidance issued by the Internal Revenue Service under section 409A(a)(3) of the Code, no amendment of this Agreement shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) of deferred compensation that is due under this Agreement.  An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to Treas. Regs. § 1.409A-3(j) (as presently written or as hereafter amended, finalized, replaced or supplemented), shall not be deemed to be in violation of this Section 9.14.  Notwithstanding any provision of this Agreement to the contrary, if Employee is regarded as a “specified employee” within the meaning of section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, he may not receive any payment(s) of

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“deferred compensation” due to a “separation from service” as determined by Chesapeake in accordance with sections 409A(a)(2)(A)(i) and 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, unless such payment(s) are made on or after the date that is six months after the date of such separation from service (or if earlier, the date of death of such specified employee.)   Instead, any such payments to which such specified employee would otherwise be entitled during the first six (6) months following such separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service.

9.15.       No Right to Employment.  Nothing herein contained is intended to or shall be construed as conferring upon Employee any right to continue in the employ of Chesapeake.

9.16.       Enforcement.  The location of any arbitration regarding this Agreement shall be Baltimore County, Maryland.  The forum for any litigation involving this Agreement shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.  In the event that either party institutes an action to enforce or interpret any provision of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and expenses (including a reasonable sum for attorneys’ fees and all expert witness fees) incurred by the prevailing party in connection with any such action as determined by the finder of fact in such proceeding.

9.17.       Independent Legal Counsel.  The undersigned understands and acknowledges that this Agreement was prepared by counsel for Chesapeake.  The undersigned understands that Employee and Chesapeake may be adverse to each other regarding terms and conditions set forth in this Agreement.  The undersigned acknowledges that counsel to Chesapeake has not represented Employee in connection with the preparation of this Agreement nor provided Employee with any legal or other advice in connection with this Agreement and that Employee has been advised and urged to seek independent professional legal, tax, and financial advice in connection with deciding to enter into this Agreement.

9.18.       Arbitration and Extension of Time.  Except as specifically provided in Section 6 of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in Baltimore County, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel, as determined by the arbitrator(s) in any such proceeding.  Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s).  Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

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9.19        Payment to Beneficiaries and Beneficiary Designation.

(a)           In the event of Employee’s death at a time when Employee is entitled to receive but has not yet received any cash payments pursuant to this Agreement, any such remaining payments shall be paid to Employee’s beneficiaries.

(b)           Simultaneously with the execution of this Agreement, Employee shall designate one or more beneficiaries to receive the cash payments referred to in Section 9.19(a) of this Agreement.  Such beneficiary designation shall be set forth in Exhibit A attached hereto and made a part hereof, and may be modified by Employee at any time, and from time to time, by execution of a new Exhibit A.  Each designation of beneficiary will revoke all prior designations by Employee.

(c)           If the primary beneficiaries named by Employee die before Employee, and there are no living contingent beneficiaries named by Employee, Chesapeake shall direct distribution of the cash payments payable pursuant to this Agreement to the legal representative of the estate of Employee.

9.20        Payments to Minors.  If any person to whom any cash payment is due under this Agreement is a minor, or is reasonably found by Chesapeake to be incompetent by reason of physical or mental disability, Chesapeake shall have the right to cause such payments becoming due to such person to be made to another for his benefit, without responsibility of Chesapeake to see to the application of the payment of any such payments, and such payment will constitute a complete discharge of the liabilities of Chesapeake with respect thereto.

9.21        Approval of Special Incentive Bonus Payments.  SBG, the ultimate parent of Chesapeake, has agreed to submit the Special Incentive Bonus provisions of this Agreement for approval by its shareholders in manner intended to qualify the bonus payment which may be earned under such Special Incentive Bonus provisions for treatment as “performance-based compensation” under Section 162(m)(4) of the Code.  Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Special Incentive Bonus provisions of this Agreement shall not be effective and no bonus shall be payable unless such approval of the shareholders is obtained.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

[THE SIGNATURES OF THE PARTIES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

CHESAPEAKE TELEVISION, INC.

By:
Name:
Title:

EMPLOYEE:

Steven J. Pruett

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